SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

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ADAPTEC, INC.

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Down Jones Newswires published the following article, which became available online on October 28, 2009:

CFA INSIDE INFO: Steel Buys Adaptec Shrs Amid Proxy Fight

By Joseph Checkler

Of DOW JONES NEWSWIRES

27 October 2009

NEW YORK (Dow Jones)—Hedge-fund manager Steel Partners is slowly rebuilding its position in Adaptec Inc. (ADPT) just as it wages a proxy battle to shrink the size of the data storage provider’s board and eventually get the company sold.

Steel, which has representatives on Adaptec‘s board, has bought more than five million shares since early August at prices from $2.78 to $3.25, with some of those purchases as recently as last week. Steel now owns 12.8% of Adaptec‘s outstanding shares, nowhere near the 19% stake Steel had earlier this year.

Insider buying is seldom accompanied by criticism of company management, but the proxy battle between Warren Lichtenstein’s Steel and Adaptec is unlike most others.

A person close to Adaptec points out that Steel sold 13 million shares earlier this year before buying again, but Steel Partners President Jack Howard - who once served as Adaptec chairman and is still on the board - says the company had no choice but to sell, as investors wanted out of Steel’s funds.

“We had to redeem our investors,” Howard said. Adaptec shares weren’t the only ones Steel sold in an attempt to satisfy redemptions. Steel converted its largest hedge fund into a public company, and some investors opted for their money instead of staying in the fund.

Including Howard, Steel has two directors on Adaptec‘s board, along with an independent director who was recommended by Steel. Steel wants to remove Adaptec Chief Executive Sundi Sundaresh and another director from the board, which, Steel hopes, would set the stage for the company to take the advice of a board-approved independent financial advisor who proposed that the company seek a buyer.

A majority of board members eventually disagreed with the advisor. Removing Sundaresh and the other director, Robert Loarie, could tilt the balance toward Steel.

Adaptec management doesn’t rule out selling the company, but says that Steel is trying to strip the company of its assets and create a shell company. The company also says Steel is trying to stop the company from distributing a cash dividend to investors.

“At a time when the Board and management should be focused on new product launches and strategic customer engagements, as well as completing the Board’s deliberations of alternatives such as dividends and buybacks, the value of the Company’s recovery effort is being put at risk by a floundering hedge fund that has chosen to make accusations but has not told stockholders what it really would do with the cash if it achieves control of Adaptec,” a company spokesman said.

Adaptec shares dipped to below $2.50 in July, but have gained around 30% since then, and recently traded at $3.25. The stock, which traded in the high $50s during the peak of the tech boom, hasn’t traded above $5 since Spring 2006.

Adaptec Chairman Joseph Kennedy said in a statement that Steel is in the first step of a plan to “intimidate the majority of the board into inaction until it can gain control.” The company also said that if Steel has three of seven board seats, that would be too high a number considering they own only 12.8% of outstanding shares.

In the battle for proxy advisory firms’ recommendations, Glass Lewis & Co. has sided with Adaptec, while RiskMetrics and Proxy Governance have sided with Steel. If Steel can convince a majority of shareholders of its plan, a Nov. 10 proxy meeting will be canceled.

-By Joseph Checkler; Dow Jones Newswires; 212-416-2152; joseph.checkler@dowjones.com